Exhibit 3.02

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                      ESSENTIAL INNOVATIONS TECHNOLGY CORP.


         Pursuant to section 78.385 of the Nevada Revised Statutes, Essential Innovations Technology Corp., a Nevada corporation hereinafter referred to as the "Corporation," hereby adopts the following Article of Amendment to its Articles of Incorporation.

FIRST: Article IV of the Articles of Incorporation shall be amended to read as follows:

                                   ARTICLE IV
                                AUTHORIZED SHARES

        The Corporation shall have the authority to issue 110,000,000 shares, of which 100,000,000 shares shall be common stock, $0.001 par value ("Common Stock"), and 10,000,000 shares shall be preferred stock $0.001 par value ("Preferred Stock"). Shares of any class of stock may be issued, without stockholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

                  (a) designate, in whole or in part, the voting powers, designation, preferences, limitations, restrictions, and relative rights of each class of shares before the issuance of any shares of that class;

                  (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate in whole or part the voting powers, designation, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

                  (c) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

        The allocation between the classes or among the series of each class of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

SECOND: By executing these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that on April 18, 2002, the foregoing amendment to the Articles of Incorporation of Essential Innovations Technology Corp., was authorized and approved pursuant to section 78.390 of the Nevada Revised Statutes by the holders of 6,000,000 shares of the 9,243,000 issued and outstanding shares of common stock of the Corporation.

        The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is their act and deed and that the facts stated herein are true.

         DATED this 18 day of April 2002.

         /s/ Jason McDiarmid                           /s/ Steve Wuschke
         --------------------------------             --------------------------
         Jason McDiarmid, Vice-President               Steve Wuschke, Secretary